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EXHIBIT 23.1

Independent Auditors' Report on Schedule and Consent

The Board of Directors
TriQuint Semiconductor, Inc.:

        Under date of February 4, 2004, we reported on the consolidated balance sheets of TriQuint Semiconductor, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, as contained in the annual report on Form 10-K for the year 2003. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

        We consent to incorporation by reference in the Registration Statements (Nos. 33-75464, 333-02166, 333-08893, 333-08891, 333-31585, 333-39732, 333-48883, 333-66707, 333-74617, 333-81273, 333-39730, 333-61582, 333-65850, 333-89242, 333-102085, and 333-105701) on Forms S-8 of TriQuint Semiconductor, Inc. of our report dated February 4, 2004, relating to the consolidated balance sheets of TriQuint Semiconductor, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related consolidated financial statement schedule, which reports appear in the annual report on Form 10-K of TriQuint Semiconductor, Inc. for the year 2003.

/s/ KPMG, LLP

Portland Oregon
March 11, 2004

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  EXHIBIT 23.1
Independent Auditors' Report on Schedule and Consent